Use these links to rapidly review the document

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

2.200% Notes due October 30, 2020	$1,500,000,000.00	$186,750.00

Floating Rate Notes due October 30, 2020	$500,000,000.00	$62,250.00

3.000% Notes due October 30, 2024	$1,650,000,000.00	$205,425.00

Total	$3,650,000,000.00	$454,425.00

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3 (File No. 333-207239) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Number 333-207239

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 2, 2015)

$3,650,000,000 American Express Company $1,500,000,000 2.200% Notes due October 30, 2020 $500,000,000 Floating Rate Notes due October 30, 2020 $1,650,000,000 3.000% Notes due October 30, 2024

         We are offering $1,500,000,000 principal amount of our 2.200% notes due October 30, 2020, or the 2020 fixed rate notes, $500,000,000 principal amount of our floating rate notes due October 30, 2020, or the floating rate notes, and $1,650,000,000 principal amount of our 3.000% notes due October 30, 2024, or the 2024 fixed rate notes. In this prospectus supplement, we refer to the 2020 fixed rate notes and the 2024 fixed rate notes collectively as the fixed rate notes and we refer to the fixed rate notes and the floating rate notes collectively as the notes.

         We will pay interest on the fixed rate notes semi-annually in arrears on April 30 and October 30 of each year, beginning April 30, 2018. The 2020 fixed rate notes will mature on October 30, 2020 and the 2024 fixed rate notes will mature on October 30, 2024. We will pay interest on the floating rate notes quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning January 30, 2018, at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.330%, accruing from October 30, 2017. The floating rate notes will mature on October 30, 2020.

         We may redeem the notes, in whole or in part, on or after the date that is 31 days prior to the maturity date at a redemption price equal to the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption. We may not redeem the notes prior to the date that is 31 days prior to the maturity date except upon the occurrence of a Tax Event (as defined under the heading "Description of Notes—Optional Redemption—Redemption Upon a Tax Event"). The notes will be our senior unsecured obligations and will rank prior to all of our present and future subordinated indebtedness and on an equal basis with all of our other present and future senior unsecured indebtedness.

         We will not list the notes on any exchange.

         We will only issue the notes in book-entry form registered in the name of a nominee of The Depository Trust Company, New York, New York, or DTC. Beneficial interests in the notes will be shown on, and transfers of such interests will be made only through, records maintained by DTC and its participants, including Clearstream Banking, societe anonyme, and Euroclear Bank SA/NV, as operator of the Euroclear system. Except as described in this prospectus supplement, we will not issue notes in definitive form.

         The underwriters are offering the notes for sale in those jurisdictions both inside and outside the United States where it is lawful to make such offers.

         Investing in the notes involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-8 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated herein by reference.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to the Company(1)(2)

Per 2020 fixed rate note	99.870%	0.250%	99.620%

Total for 2020 fixed rate notes	$1,498,050,000	$3,750,000	$1,494,300,000

Per floating rate note	100.000%	0.250%	99.750%

Total for floating rate notes	$500,000,000	$1,250,000	$498,750,000

Per 2024 fixed rate note	99.937%	0.400%	99.537%

Total for 2024 fixed rate notes	$1,648,960,500	$6,600,000	$1,642,360,500

(1)
Plus accrued interest, if any, from October 30, 2017.

(2)
Before offering expenses.

         Delivery of the notes will be made on or about October 30, 2017.

         Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is October 23, 2017.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes that we are offering. The description of the terms of the notes contained in this prospectus supplement supplements the description under "Description of Debt Securities" in the accompanying prospectus, and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in the prospectus supplement.

        When we use the terms "American Express," the "Company," "we," "us" or "our" in this prospectus supplement, we mean American Express Company and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

        We are responsible only for the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus issued or authorized by us. Neither we nor the underwriters have authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may give you. We and the underwriters are offering to sell the notes only under the circumstances and in jurisdictions where offers and sales are permitted. The information incorporated by reference into or contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of those documents, regardless of the time of delivery of those documents or any sale of the notes.

        To the extent the offer of the notes contemplated by this prospectus supplement and the accompanying prospectus is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, and amendments thereto, including Directive 2010/73/EU, to the extent implemented in each relevant Member State, together with any applicable implementing measures in the relevant home Member State under such Directive, is referred to as the Prospectus Directive), the offer is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us or the underwriters to publish a prospectus pursuant to the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Union (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of notes which are the subject of the offer contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. We have not authorized the making of any offer (other than Permitted Public Offers) of notes in circumstances in which an obligation arises for us to publish or supplement a prospectus for such offer.

        This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their respective contents.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

SUMMARY

        The following summary highlights selected information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement and the accompanying prospectus in its entirety, including the documents incorporated by reference in the foregoing documents, especially the risks of investing in our notes discussed under the heading "Risk Factors" beginning on page S-8 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2016, and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, which are described under "Incorporation of Certain Documents by Reference" in this prospectus supplement and the accompanying prospectus.

 The Company

        We are a global services company that provides customers with access to products, insights and experiences that enrich lives and build business success. Our principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world.

        We were founded in 1850 as a joint stock association. We were incorporated in 1965 as a New York corporation. We and our principal operating subsidiary, American Express Travel Related Services Company, Inc., are bank holding companies under the Bank Holding Company Act of 1956, as amended, subject to the supervision and examination by the Board of Governors of the Federal Reserve System.

        Our range of products and services includes charge card, credit card and other payment and financing products; network services; merchant acquisition and processing, servicing and settlement, and point-of-sale marketing and information products and services for merchants; other fee services, including fraud prevention services and the design of customized customer loyalty programs; expense management products and services; travel- related services; and stored value/prepaid products.

        Our various products and services are sold globally to diverse customer groups, including consumers, small businesses, midsized companies and large corporations. These products and services are sold through various channels, including online applications, direct mail, in-house teams, third-party vendors and direct response advertising.

        Our general-purpose card network, card-issuing and merchant-acquiring and processing businesses are global in scope. We are a world leader in providing charge and credit cards to consumers, small businesses, mid-sized companies and large corporations. These cards include cards issued by American Express as well as cards issued by third-party banks and other institutions that are accepted by merchants on the American Express network. American Express cards permit Card Members to charge purchases of goods and services in most countries around the world at the millions of merchants that accept cards bearing our logo. At September 30, 2017, we had total worldwide cards-in-force of 112.9 million (including cards issued by third parties). For the three months ended September 30, 2017, our worldwide billed business (spending on American Express® cards, including cards issued by third parties) was $271.9 billion.

        Our executive offices are located at 200 Vesey Street, New York, New York 10285 (telephone number: 212-640-2000).

Recent Developments

        On October 18, 2017, we announced our results for the quarter ended September 30, 2017. We reported net income for the third quarter of $1,356 million, up 19 percent from the corresponding period in 2016. We also reported total revenues net of interest expense of $8,436 million for the quarter, up 9 percent, total provisions for losses of $769 million, up 53 percent, and total expenses of $5,840 million, up 6 percent from the corresponding period in 2016.

        Also on October 18, 2017, we announced the Board of Directors appointed Stephen J. Squeri, 58, Chief Executive Officer of American Express Company and elected him Chairman of the Board, each effective February 1, 2018. Mr. Squeri succeeds Kenneth I. Chenault, 66, who will retire as Chairman and Chief Executive Officer on that date.

The Offering

Issuer	American Express Company.
Offered Securities	$1,500,000,000 initial aggregate principal amount of 2.200% Notes due October 30, 2020, or the 2020 fixed rate notes.
$500,000,000 initial aggregate principal amount of Floating Rate Notes due October 30, 2020, or the floating rate notes.
$1,650,000,000 initial aggregate principal amount of 3.000% Notes due October 30, 2024, or the 2024 fixed rate notes.
Maturity Dates	The 2020 fixed rate notes will mature on October 30, 2020.
The floating rate notes will mature on October 30, 2020.
The 2024 fixed rate notes will mature on October 30, 2024.
Interest Rates and Payment Dates	The 2020 fixed rate notes will bear interest at the rate of 2.200% per annum payable semi-annually in arrears on April 30 and October 30 of each year, beginning April 30, 2018.

The floating rate notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR (as defined below) plus 0.330%. The interest on the floating rate notes will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning January 30, 2018.

The 2024 fixed rate notes will bear interest at the rate of 3.000% per annum payable semi-annually in arrears on April 30 and October 30 of each year, beginning April 30, 2018.
Redemption

We may redeem each series of notes, in whole or in part, on or after the date that is 31 days prior to the maturity date for that series at a redemption price equal to the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption. We may not redeem the notes prior to the date that is 31 days prior to the maturity date for that series except upon the occurrence of a Tax Event (as defined under the heading "Description of Notes—Optional Redemption—Redemption Upon a Tax Event").

Markets

The notes are offered for sale in those jurisdictions both inside and outside the United States where it is lawful to make such offers. See "Underwriting." Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market for the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market for the notes and may discontinue any market-making at any time at their sole discretion.

Minimum Denomination; Form and Settlement

We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of one or more fully registered global certificates for each series, or the global notes, which we will deposit with, or on behalf of, DTC and register in the name of DTC's nominee, Cede & Co., for the accounts of the participants in DTC, including Euroclear Bank SA/NV, as operator of the Euroclear system, or Euroclear, and Clearstream Banking, societe anonyme, or Clearstream.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may choose to hold interests in the global notes through DTC or through Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Euroclear and Clearstream will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. See "Description of Notes—Book-Entry, Delivery and Form." Initial settlement for the notes will be made in immediately available funds in U.S. dollars. Secondary market trading between DTC participants of beneficial interests in the global notes will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading of beneficial interests in the global notes between Clearstream participants and/or Euroclear participants will settle in immediately available funds.

Withholding Tax

We will pay principal of and interest on the notes beneficially owned by a Non-United States Holder (as defined under "Certain U.S. Federal Income Tax Consequences" in the accompanying prospectus) without withholding or deduction for United States withholding taxes, subject to the requirements and limitations set forth in this prospectus supplement under "Description of Notes—Payment of Additional Amounts."

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds."
Trustee	The Bank of New York Mellon.
Calculation Agent	The Bank of New York Mellon.

RISK FACTORS

        An investment in the notes involves risks. Before deciding whether to purchase any notes, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Any such risks could materially and adversely affect our business, financial condition, results of operations or liquidity and the trading prices of our securities. However, the risks and uncertainties that we face are not limited to those described below and those set forth in the periodic reports incorporated herein by reference. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition, results of operations or liquidity and the trading prices of our securities.

Risks Relating to the Notes

         An active trading market for the notes may not develop.

        There is no existing trading market for either series of notes. We do not intend to apply for listing of either series of notes on any securities exchange or for quotation through any automated dealer quotation system. Although the underwriters may make a market in either or both series of notes, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Even if a trading market for either or both series of notes develops, the liquidity of any market for such notes will depend upon the number of holders of the relevant series of notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the relevant series of notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, either or both series of notes.

         Our credit ratings may not reflect all risks of an investment in the notes.

        The credit ratings of either or both series of notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, either or both series of notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, either or both series of notes.

         The notes will be effectively subordinated to all of our existing and future secured debt and to the existing and future debt of our subsidiaries.

        Neither series of notes are secured by any of our assets or the assets of our subsidiaries. As a result, the indebtedness represented by both series of notes will effectively be subordinated to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization or other bankruptcy proceeding, any secured creditors would have a superior claim to the extent of their collateral. In addition, the notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to the existing and future indebtedness of our subsidiaries. In the event of the dissolution, winding up, liquidation or reorganization or other bankruptcy proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of either series of notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on either series of notes.

         We may redeem the notes on or after the date that is 31 days prior to the maturity date or upon a tax event, and you may not be able to reinvest in a comparable security.

        We may redeem the notes on or after the date that is 31 days prior to the maturity date or upon the occurrence of a tax event. See "Description of Notes—Original Redemption—Redemption Upon a Tax Event." In the event we redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.

         Uncertainty relating to the LIBOR calculation process and potential discontinuance of LIBOR may materially adversely affect the value of the floating rate notes.

        On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the "FCA"), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021.

        At this time, it is not possible to predict the effect that this announcement, any discontinuance, modification or other reforms to LIBOR, or the establishment of alternative reference rates may have on LIBOR or the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for LIBOR-based securities, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        We have made various statements in this prospectus supplement and the accompanying prospectus that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may also be made in our documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Forward- looking statements are subject to risks and uncertainties, including those identified in the documents that are or will be incorporated by reference into this prospectus supplement and the accompanying prospectus, which could cause actual results to differ materially from such statements. The words "believe," "expect," "estimate," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. We caution you that any risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2016 are not exclusive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

        Information concerning important factors that could cause actual events or results to be materially different from the forward-looking statements can be found in the "Risk Factors" section of this prospectus supplement as well as in the documents that are or will be incorporated by reference in this prospectus supplement and the accompanying prospectus. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, it is not possible to foresee or identify all factors that could have a material and negative impact on our future performance. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are made on the basis of management's assumptions and analyses, as of the time the statements are made, in light of their experience and perception of historical conditions, expected future developments and other factors believed to be appropriate under the circumstances.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $3,634,860,500, after deducting the underwriters' discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2017	Years Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	4.60x	5.63x	5.74x	6.22x	4.87x	3.78x

        In computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations, interest expense and other adjustments. For purposes of the "earnings" computation, "other adjustments" include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the non-controlling interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense, and subtracting undistributed net income of affiliates accounted for under the equity method.

        "Fixed charges" consist of interest expense and other adjustments, including capitalized interest costs and the interest component of rental expense. Included in interest expense is interest expense related to the Card Member lending activities, international banking operations, and charge card and other activities in the Consolidated Statements of Income. Interest expense does not include interest on liabilities recorded under GAAP governing accounting for uncertainty in income taxes. Our policy is to classify such interest in income tax provision in the Consolidated Statements of Income.

DESCRIPTION OF NOTES

        This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description. In this section, references to "American Express," the "Company," "We," "us" or "our" refer solely to American Express Company, unless we state or the context implies otherwise.

General

        The notes offered by this prospectus supplement are senior debt securities issued under our senior debt indenture dated as of August 1, 2007. The 2020 fixed rate notes are initially being offered in an aggregate principal amount of $1,500,000,000 and will mature on October 30, 2020. The floating rate notes are initially being offered in an aggregate principal amount of $500,000,000 and will mature on October 30, 2020. The 2024 fixed rate notes are initially being offered in an aggregate principal amount of $1,650,000,000 and will mature on October 30, 2024. We may, without consent of the holders, increase the principal amount of the notes of either series in the future, on the same terms and conditions and with the same respective CUSIP number as the notes of the applicable series being offered hereby, as more fully described in "—Further Issues" below. The notes will be our senior unsecured obligations and will rank prior to all present and future subordinated indebtedness of the Company and on an equal basis with all other present and future senior unsecured indebtedness of the Company.

Interest

  Fixed Rate Notes

        We will pay interest on the fixed rate notes from October 30, 2017 at the rates per annum set forth on the cover page of this prospectus supplement, semi-annually in arrears on April 30 and October 30 of each year, beginning April 30, 2018, to the persons in whose names such fixed rate notes are registered on the April 15 or October 15, as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be payable to the person to whom the principal of the note is paid. Interest on the fixed rate notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. On the maturity dates of the fixed rate notes, holders will be entitled to receive 100% of the principal amount of the fixed rate note plus accrued and unpaid interest, if any. We will redeem the fixed rate notes prior to maturity if certain events occur involving United States taxation. In such event, we will redeem the fixed rate notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "—Redemption Upon a Tax Event." On or after September 29, 2020, with respect to the 2020 fixed rate notes, and September 29, 2024, with respect to the 2024 fixed rate notes, the dates that are 31 days prior to the maturity date for such series of notes, we may redeem all or a portion of the notes for 100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption. If any day on which a payment is due is not a Business Day (as defined below), then the holder of the fixed rate note shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under "—Payment of Additional Amounts." "Business Day" for purposes of the fixed rate notes means any day which is not a Saturday or Sunday or any other day on which banks in New York City are authorized or obligated by law or regulation to close.

  Floating Rate Notes

        We will pay interest on the floating rate notes quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, subject to the Business Day Convention, each a Floating Rate Notes Interest Payment Date, beginning January 30, 2018, at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.330%, accruing from October 30, 2017, to the persons in whose names such floating rate notes are registered on the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding such Floating Rate Notes Interest Payment Date, except that interest payable at maturity will be payable to the person to whom the principal of the note is paid. Interest on the floating rate notes with respect to any Interest Reset Period (as defined below) shall be determined by the calculation agent and calculated on the basis of a 360-day year for the actual number of days elapsed during the period, and shall be equal to three-month LIBOR (as defined below) for the related Interest Reset Period plus 0.330%. On the maturity date of the floating rate notes, holders will be entitled to receive 100% of the principal amount of the floating rate notes plus accrued and unpaid interest, if any. We will redeem the floating rate notes prior to maturity if certain events occur involving United States taxation. In such event, we will redeem the floating rate notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "—Redemption Upon a Tax Event." On or after September 29, 2020, the date that is 31 days prior to the maturity date, we may redeem all or a portion of the notes for 100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

        The definitions of certain terms used in this section are listed below.

        "Business Day" for purposes of the floating rate notes means any day which is not a Saturday or Sunday or any other day on which banks in New York City are authorized or obligated by law or regulation to close.

        "Business Day Convention" means if any interest payment date in respect of any floating rate note (other than the maturity date) is not a Business Day, then such interest payment date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding Business Day. If any such interest payment date (other than the maturity date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the holder will be entitled to more or less interest, respectively. If the maturity date in respect of the Notes is not a Business Day, the payment of principal and interest at the maturity date will not be made until the next following Business Day and no further interest will be paid in respect of the delay in such payment.

        "Interest Reset Period" means each period from and including a Floating Rate Notes Interest Payment Date (or, in the case of the first such period, the issue date of the floating rate notes) to but excluding the next succeeding Floating Rate Notes Interest Payment Date.

        "Interest Determination Date" means, with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

        "Interest Reset Date" means for each Interest Reset Period, other than the first Interest Reset Period, the first day of such Interest Reset Period.

        "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        "three-month LIBOR" means for any Interest Reset Period, the London interbank offered rate per annum determined by the calculation agent on the related Interest Determination Date, in accordance with the following provisions:

            (i)  three-month LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months which appears on the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the related Interest Determination Date.

           (ii)  If, on any such Interest Determination Date, the rate for deposits in U.S. dollars having a maturity of three months does not appear on the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as specified in (i) above, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the Company at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market. The Company will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, three-month LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Company, at approximately 11:00 a.m., New York time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time. If fewer than three major banks in New York City so selected are quoting such rates as mentioned in the preceding sentence, LIBOR with respect to such Interest Determination Date will be the same as LIBOR in effect for the immediately preceding Interest Reset Period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        "Reuters LIBOR01 Page" means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

        Unless otherwise specified, all percentages resulting from any calculation of the interest rate will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousandths of a percentage point rounded upward (e.g., 9.8765% (or .098765) will be rounded upward to 9.877% (or .09877)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest U.S. dollar (with one-half such dollar being rounded upward).

        We have appointed The Bank of New York Mellon to act as the calculation agent for the floating rate notes. All calculations made by the calculation agent for the purposes of calculating interest on the floating rate notes shall be conclusive and binding on the holders of the floating rate notes, the trustee and us, absent manifest error.

Optional Redemption

        The notes are not subject to repayment at the option of the holders at any time prior to maturity.

        We may redeem the notes under the circumstances described below.

  Redemption on or after the Date that is 31 Days Prior to the Maturity Date

        We may, at our option, redeem each series of notes, in whole or in part, on or after the date that is 31 days prior to the maturity date for such series, on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

  Redemption Upon a Tax Event

        If, as a result of (a) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States taking any action, or such action becoming generally known, on or after the date of this prospectus supplement, whether or not such action is taken with respect to us or any of our affiliates, there is in either case a material increase in the probability that we will or may be required to pay additional amounts as described herein under the heading "—Payment of Additional Amounts" above (a "Tax Event"), then we may in either case, at our option, redeem, in whole or in part, the notes on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

        In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the notes. Prior to the publication of any notice of redemption, we will deliver to the trustee an officer's certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and an opinion of counsel to that effect based on that statement of facts.

Book-Entry, Delivery and Form

        We will issue the notes in the form of one or more fully registered global notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deposit the notes with, or on behalf of, DTC and will register the notes in the name of Cede & Co., DTC's nominee.

        Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on your behalf as direct and indirect participants in DTC, or DTC participants. You may elect to hold interests in the global notes either through DTC (inside the United States) or through Clearstream or Euroclear (outside of the United States) if they are participants in such systems, or indirectly through organizations that are participants in such systems. For information on DTC, Clearstream and Euroclear, see "Description of Debt Securities—Global Securities and Global Clearance and Settlement Procedures" beginning on page 21 of the accompanying prospectus.

Definitive Notes

        We will issue notes in definitive registered form in exchange for the global notes in the following instances. If DTC notifies us that it is unwilling or unable to continue as depository for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we do not appoint a successor depository within 90 days, we will issue notes in definitive form. We will also issue definitive notes in exchange for the global notes if an event of default with respect to the notes occurs and is continuing as described under "Description of Debt Securities—Events of Default, Notice and Waiver" in the accompanying prospectus. If we issue definitive notes, the notes may be presented for registration of transfer and exchange at the office of the trustee in New York, New York. In such circumstances, we will pay principal of, and interest on, the notes at the office of the trustee in New York, New York. We will make payments of principal on the notes only against surrender of such notes. All payments of principal and interest will be made by U.S. dollar check drawn on a bank in The City of New York and mailed to the persons in whose names such notes are registered at such person's address as provided in the register. For holders of at least $1,000,000 in aggregate principal amount of notes, we will make payment by wire transfer to a U.S. dollar account maintained by the payee with a bank in The City of New York or in Europe, provided that the trustee receives a written request from such holder to such effect designating such account no later than April 15 or October 15, in respect of the fixed rate notes, or January 15, April 15, July 15 or October 15, in respect of the floating rate notes, as the case may be, immediately preceding the relevant interest payment date.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a Non-United States Holder (as defined under "Certain U.S. Federal Income Tax Consequences" in the accompanying prospectus), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.

        However, our obligation to pay additional amounts shall not apply:

          (1)   to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

            (b)   having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

            (c)   being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

            (d)   being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or the Code, or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;

          (2)   to any beneficial owner that is not the sole beneficial owner of a note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the Treasury, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service, or IRS, Form W-8BEN, W-8BEN-E, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge;

          (4)   to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

          (5)   to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)   to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later;

          (7)   to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (8)   to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

          (9)   in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "—Payment of Additional Amounts" and under the heading "—Redemption Upon a Tax Event," we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the notes of a series, create and issue further notes ranking on an equal basis with the notes of such series being offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except, in some circumstances, for the first payment of interest following the issue date of such further notes). Such further notes shall be consolidated and form a single series with the notes of such series being offered hereby and shall have the same terms as to status, redemption or otherwise as the notes of such series being offered hereby.

Notices

        So long as the global notes are held on behalf of DTC or any other clearing system, notices to holders of notes represented by a beneficial interest in the global notes may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

Trustee

        The Bank of New York Mellon is the trustee under our senior debt indenture dated as of August 1, 2007 with respect to the notes and will be the paying agent and registrar for the notes and the calculation agent for the floating rate notes. We and our affiliates have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates. For example, The Bank of New York Mellon provides custodial services to us and provides corporate trust services to our affiliates. We and our affiliates may have other customary banking relationships (including other trusteeships) with the trustee.

        Within 90 days after a default, the trustee must give to the holders of the notes of the applicable series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. The trustee may resign or be removed by the holders of a majority of the notes of one or more series (each voting as a class) in certain circumstances, and a successor trustee may be appointed by us to act with respect to the notes.

Unclaimed Funds

        All funds deposited with the trustee or any paying agent for the payment of principal, interest or additional amounts in respect of the notes of a series that remain unclaimed for two years after the maturity date of such series will be returned to the Company upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against the Company.

Governing Law

        The notes and the senior debt indenture dated as of August 1, 2007 will be governed by and construed in accordance with the laws of the State of New York. Actions relating to the notes and indenture may be brought in the state or federal courts in New York.

TAXATION

        This section updates and supplements the tax considerations that are described in "Taxation" in the accompanying prospectus that may be relevant to persons considering the purchase of the notes covered by this prospectus supplement.

        This section also removes in its entirety the paragraphs under "Certain U.S. Federal Income Tax Consequences—Tax Consequences to Non-United States Holders—Foreign Accounts", "—European Union Directive on Taxation of Certain Interest Payments", and "—The Proposed Financial Transactions Tax" in the accompanying prospectus.

  Foreign Account Tax Compliance Act

        Under the U.S. tax rules known as the Foreign Account Tax Compliance Act ("FATCA"), a holder of notes will generally be subject to 30% U.S. withholding tax on interest payments on the notes (and, starting on January 1, 2019, principal payments on the notes and gross proceeds from the sale or other taxable disposition of the notes) if the holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder's identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the notes.

  The Proposed Financial Transaction Tax

        The European Commission has published a proposal (the "Commission's Proposal") for a Directive for a common financial transaction tax ("FTT") in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovenia, Slovakia and Spain (the "participating Member States"). However, Estonia has since stated that it will not participate.

        The Commission's Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

        Under the Commission's Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

        Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

        Under the terms and subject to the conditions contained in a terms agreement dated October 23, 2017, which incorporates by reference the provisions contained in the document entitled "American Express Company—Debt Securities—Underwriting Agreement Basic Provisions" filed with the SEC on October 2, 2015, we have agreed to sell to the underwriters named below, for whom Barclays Capital Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective principal amounts of the notes:

Underwriters	Principal Amount of 2020 Fixed Rate Notes	Principal Amount of Floating Rate Notes	Principal Amount of 2024 Fixed Rate Notes
Barclays Capital Inc	$240,000,000	$80,000,000	$264,000,000
Deutsche Bank Securities Inc.	$240,000,000	$80,000,000	$264,000,000
Mizuho Securities USA LLC	$165,000,000	$55,000,000	$181,500,000
RBC Capital Markets, LLC	$240,000,000	$80,000,000	$264,000,000
Wells Fargo Securities, LLC	$240,000,000	$80,000,000	$264,000,000
Lloyds Securities Inc.	$66,000,000	$22,000,000	$72,600,000
MUFG Securities Americas Inc.	$66,000,000	$22,000,000	$72,600,000
RBS Securities Inc.	$66,000,000	$22,000,000	$72,600,000
TD Securities (USA) LLC	$66,000,000	$22,000,000	$72,600,000
U.S. Bancorp Investments, Inc	$66,000,000	$22,000,000	$72,600,000
Castle Oak Securities, L.P	$11,250,000	$3,750,000	$12,375,000
Drexel Hamilton, LLC	$11,250,000	$3,750,000	$12,375,000
RedTail Capital Markets, LLC	$11,250,000	$3,750,000	$12,375,000
R. Seelaus & Co., Inc	$11,250,000	$3,750,000	$12,375,000

Total	$1,500,000,000	$500,000,000	$1,650,000,000

        The terms agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes of each series are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes of a series if any notes of that series are taken.

        The underwriters initially propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of 0.150% of the principal amount of the 2020 fixed rate notes, 0.150% of the principal amount of the floating rate notes and 0.250% of the principal amount of the 2024 fixed rate notes. The underwriters may allow, and such dealers may reallow, concessions not in excess of 0.100% of the principal amount of the 2020 fixed rate notes, 0.100% of the principal amount of the floating rate notes and 0.150% of the principal amount of the 2024 fixed rate notes on sales to other dealers. After the initial offering of the notes, the public offering prices and other selling terms may from time to time be varied by the representatives.

        Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market for the notes of each series, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market for the notes of either series and may discontinue any market making at any time at their sole discretion. Accordingly, we can provide no assurance as to the liquidity of, or trading markets for, the notes of either series.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the underwriters repurchase previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, may end any of them at any time and must bring them to an end after a limited period.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/ or short positions in such securities and instruments.

        In the ordinary course of their respective businesses, the underwriters and their affiliates may have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of certain of the underwriters are lenders under existing credit agreements with certain of our subsidiaries.

        We expect to deliver the notes against payment therefor on October 30, 2017, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

        The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in connection with the offering of the notes. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $550,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer to the public of the notes in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public of the notes in that Relevant

Member State under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are qualified investors as defined in the Prospectus Directive;

          (b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

          (c)   in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

provided that no such offer of the notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

        The European Economic Area selling restriction is in addition to any other selling restrictions set out below.

  United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

  Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) the transfer is by operation of law.

  Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also read and copy any document we file, including the registration statement referred to in the accompanying prospectus, at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents (other than information that is deemed "furnished" to the SEC). The information that we incorporate by reference is considered to be part of this prospectus supplement.

        Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents filed with the SEC (except for information in these documents or filings that is deemed "furnished" and not "filed" in accordance with the SEC rules, including pursuant to Item 2.02 or 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in the accompanying prospectus):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

  •
  Current Reports on Form 8-K filed with the SEC on January 24, 2017, May 2, 2017 and September 26, 2017.

  •
  All documents subsequently filed by American Express Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the notes.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

American Express Company
200 Vesey Street
New York, New York 10285
Attention: Secretary
(212) 640-2000

LEGAL MATTERS

        The validity of the notes will be passed upon for us by David S. Carroll, Esq., Senior Counsel of American Express Company. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. From time to time, Cleary Gottlieb Steen & Hamilton LLP provides legal services to American Express Company and its subsidiaries.

EXPERTS

        The financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management's assessment of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2016 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

American Express Company Debt Securities Preferred Shares Depositary Shares Common Shares Warrants

        American Express Company may offer from time to time in one or more series:

  •
  unsecured debt securities,

  •
  preferred shares, par value $1.66 2/3 per share,

  •
  depositary shares,

  •
  common shares, par value $0.20 per share,

  •
  warrants to purchase debt securities, preferred shares, common shares or equity securities issued by one of our affiliated or unaffiliated corporations or other entity,

  •
  currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies or

  •
  warrants relating to other items or indices.

        We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale.

        We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters or agents involved in the sale of securities will be described in a supplement to this prospectus.

        We will provide the specific terms of any offering in a supplement to this prospectus. This prospectus may not be used to consummate a sale of these securities unless accompanied by a supplement to this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "AXP."

        Investing in the securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 2 of this prospectus as well as the risk factors contained in other documents incorporated by reference into this prospectus and contained in any accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2015.

i

        We are responsible only for the information contained in or incorporated by reference in this prospectus, in the applicable prospectus supplement, and in the other offering material, if any, provided by us or any underwriter, dealer or agent that we may from time to time retain. We and any underwriter, dealer and agent have not authorized anyone to provide you with different or additional information. We take no responsibility for any other information or representations that others may give you. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus, the applicable prospectus supplement or other offering material may only be accurate on the date of the relevant document.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3, to which we refer as the registration statement, filed with the Securities and Exchange Commission, to which we refer as the SEC, under the Securities Act of 1933, as amended, to which we refer as the Securities Act, using a shelf registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus.

        This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. Each time these securities are sold, this prospectus will be accompanied by a prospectus supplement that describes the specific terms of these securities and the specific manner in which they may be offered. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference and described under the headings "Incorporation of certain documents by reference" and "Where you can find more information" before making your investment decision.

        References in this prospectus to the "Company," "American Express," "we," "us" and "our" are to American Express Company.

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also read and copy any document we file, including the registration statement, at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus.

        Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in any accompanying prospectus supplement):

  •
  Annual Report on Form 10-K for the year ended December 31, 2014.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

  •
  Current Reports on Form 8-K filed on March 2, 2015 and May 12, 2015.All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

American Express Company
200 Vesey Street
New York, New York 10285
Attention: Secretary
(212) 640-2000

 FORWARD-LOOKING STATEMENTS

        We have made various statements in this prospectus that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may also be made in any prospectus supplement and the documents that are or will be incorporated by reference in this prospectus. Forward-looking statements are subject to risks and uncertainties, including those identified in the documents that are or will be incorporated by reference in this prospectus, which could cause actual results to differ materially from such statements. The words "believe," "expect," "estimate," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely" and similar expressions are intended to identify forward-looking statements. We caution you that any risk factors described in any prospectus supplement or in any document incorporated by reference herein are not exclusive. There may also be other risks we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

        Information concerning important factors that could cause actual events or results to be materially different from the forward-looking statements can be found in the "Risk Factors" section of the documents that are or will be incorporated by reference in this prospectus and any accompanying prospectus supplement. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, it is not possible to foresee or identify all factors that could have a material and negative impact on our future performance. The forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are made on the basis of management's assumptions and analyses, as of the time the statements are made, in light of their experience and perception of historical conditions, expected future developments and other factors believed to be appropriate under the circumstances.

THE COMPANY

        American Express is a global services company that provides customers with access to products, insights and experiences that enrich lives and build business success. Our principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world. We and our principal operating subsidiary, American Express Travel Related Services Company, Inc., are bank holding companies under the Bank Holding Company Act of 1956, as amended, subject to supervision and examination by the Board of Governors of the Federal Reserve System ("the Federal Reserve").

        Our range of products and services includes:

  •
  Charge and credit card products

  •
  Expense management products and services

  •
  Travel-related services

  •
  Stored value/prepaid products

  •
  Network services

  •
  Merchant acquisition and processing, servicing and settlement, and point-of-sale, marketing and information products and services for merchants

  •
  Fee services, including fraud prevention services, and the design of customized customer loyalty and rewards programs

        Our products and services are sold globally to diverse customer groups, including consumers, small businesses, mid-sized companies and large corporations. These products and services are sold through various channels, including direct mail, online applications, in-house and third-party sales forces and direct response advertising. Business travel-related services are offered through American Express Global Business Travel, a non-consolidated joint venture.

        Our general-purpose card network, card-issuing and merchant-acquiring and processing businesses are global in scope. We are a world leader in providing charge and credit cards to consumers, small businesses and corporations. These cards include cards issued by American Express as well as cards issued by third-party banks and other institutions that are accepted by merchants on the American Express network. American Express® cards permit Card Members to charge purchases of goods and services in most countries around the world at the millions of merchants that accept cards bearing our logo. At December 31, 2014, we had total worldwide cards-in-force of 112.2 million (including cards issued by third parties). In 2014, our worldwide billed business (spending on American Express cards, including cards issued by third parties) was $1,022.8 billion.

        Our executive offices are located at 200 Vesey Street, New York, New York 10285 (telephone number: 212-640-2000).

 RISK FACTORS

        Investing in the securities involves risks. Descriptions of the securities are contained below under "Description of Debt Securities," "Description of Preferred Shares" and "Description of Common Shares," as well as in the accompanying prospectus supplement for each type of security we issue. Please see the "Risk Factors" section in our most recent Annual Report on Form 10-K, and in each of our subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus. Before making an investing decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement, including information contained in our filings with the SEC after the date of this prospectus. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Although we discuss key risks in our risk factor descriptions, new risks may emerge in the future, which may prove to be important. Our subsequent filings with the SEC may contain amended and updated discussion of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

        The following table shows our historical ratios of earnings to fixed charges and preferred share dividends for the periods indicated:

	Six Months Ended at June 30, 2015	Years Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	6.40x	6.22x	4.87x	3.78x	3.89x	3.39x
Ratio of earnings to fixed charges and preferred share dividends	6.25x	6.22x	4.87x	3.78x	3.89x	3.39x

        In computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred share dividends, "earnings" consist of pretax income from continuing operations, interest expense and other adjustments. For purposes of computing "earnings," other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by us, the non-controlling interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense, and subtracting undistributed net income of affiliates accounted for under the equity method.

        "Fixed charges" consist of interest expense and other adjustments, including capitalized interest costs and the interest component of rental expense. Interest expense includes interest expense related to the Card Member lending activities, international banking operations, and charge card and other activities in our consolidated statements of income included in the documents incorporated by reference in this prospectus and an accompanying prospectus supplement. Interest expense does not include interest on liabilities recorded in accordance with U.S. generally accepted accounting principles governing accounting for uncertainty in income taxes. Our policy is to classify such interest in income tax provision in the consolidated statements of income.

        We did not have any outstanding preferred shares in the years ended December 31 2013, 2012, 2011 and 2010. We issued the Series B Preferred Stock (as defined below) in November 2014 and the Series C Preferred Stock (as defined below) in March 2015. We did not pay any dividends thereon in the year ended December 31, 2014 and paid dividends on the Series B Preferred Stock only in the six months ended June 30, 2015. As a result, our ratios of earnings to fixed charges and preferred share dividends for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are the same as our ratios of earnings to fixed charges for those respective periods.

 USE OF PROCEEDS

        Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of these securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities that rank on an equal basis with all of our other senior unsecured and unsubordinated debt, or subordinated debt securities that rank junior to all of our senior unsecured debt.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

        We will issue our senior debt securities under a senior debt indenture, dated as of August 1, 2007, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We will issue our subordinated debt securities under a subordinated debt indenture, dated as of August 1, 2007, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." When we refer to the indentures in this prospectus, we mean the indentures as they have been supplemented.

        The indentures, together with a form of supplemental indenture, have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

        The following summaries of certain provisions of the indentures are not complete and are qualified in their entirety by reference to the indentures. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable definition into that statement.

Provisions Applicable to Both Senior and Subordinated Debt Securities

Issuances in Series

        The indentures allow us to issue debt securities from time to time under either indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms. We need not issue all debt securities of the same series at the same time (provided that any further securities issued as part of a single series with any outstanding securities of any series will have a separate CUSIP number unless the further securities either (i) have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) are issued in a qualified reopening for U.S. federal income tax purposes). All debt securities of the same series need not bear interest at the same rate or mature on the same date. Each indenture permits the appointment of a different trustee for each series of debt securities. If there is at any time more than one trustee under the indentures, the term "trustee" means each such trustee and will apply to each such trustee only with respect to those series of debt securities for which it is serving as trustee.

        We may sell debt securities at a substantial discount below their stated principal amount that bear no interest or below market rates of interest. The accompanying prospectus supplement will describe the material federal income tax consequences and special investment considerations applicable to any such series of debt securities.

        Unless otherwise specified for the debt securities denominated in a currency other than U.S. dollars or as otherwise specified in an accompanying prospectus supplement, we will issue debt securities only in fully registered form in denominations of $1,000 and integral multiples thereof in excess of that amount. The debt securities will be denominated in U.S. dollars and payments of principal of and premium, if any, and interest on the debt securities will be made in U.S. dollars unless we provide otherwise in an accompanying prospectus supplement. If any of the debt securities are to be denominated in a foreign currency or currency unit, or if the principal of and premium, if any, and any interest on any of the debt securities is to be payable at your option or at our option in a currency, including a currency unit, other than that in which such debt securities are denominated, we will provide additional information pertaining to such debt securities in an accompanying prospectus supplement.

        The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following (to the extent not otherwise described in this prospectus):

  •
  the designation, aggregate principal amount and authorized denominations of the debt securities;

  •
  the percentage of the principal amount at which we will sell the debt securities and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes;

  •
  the maturity date or the method for determining the maturity date;

  •
  the terms for exchange, if any, of the debt securities;

  •
  the interest rate or rates, if any, or the method for computing such rate or rates;

  •
  the interest payment dates or the method for determining such dates;

  •
  if other than U.S. dollars, the currency or currencies in which debt securities may be denominated and purchased and the currency or currencies (including composite currencies) in which principal, premium, if any, and any interest may be payable;

  •
  if the currency for which debt securities may be purchased or in which principal, premium, if any, and any interest may be payable is at the election of us or the purchaser, the manner in which such an election may be made and the terms of such election;

  •
  if other than denominations of $1,000 and integral multiples thereof in excess of that amount, the denominations in which the debt securities shall be issuable;

  •
  if other than cash, the type and amount of securities or other property, or the method by which such amount shall be determined, in which principal, premium, if any, and any interest may be payable at the election of us or the purchaser;

  •
  any mandatory or optional sinking fund, redemption or other similar terms;

  •
  any index or other method used to determine the amount of principal, premium, if any, and interest, if any, on the debt securities;

  •
  whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

  •
  information describing any book-entry features;

  •
  if a trustee other than The Bank of New York Mellon is named for the debt securities, the name and corporate trust office of such trustee;

  •
  any material federal income tax consequences;

  •
  any material provisions of the indentures that do not apply to the debt securities; and

  •
  any other specific terms of the debt securities.

Interest and Interest Rates

        Each debt security will bear interest from its date of issue or from the most recent date to which interest on that series of debt securities has been paid or duly provided for, at the annual rate or at a rate determined according to an interest rate formula, stated in the debt security and in an accompanying prospectus supplement, until the principal of the debt security is paid or made available for payment. We will pay interest, if any, on each interest payment date and at maturity or upon redemption or repayment, if any. Interest payment date means the date on which payments of interest on a debt security (other than payments on maturity) are to be made. Maturity means the date on which the principal of a debt security becomes due and payable, whether at the stated maturity or by declaration of acceleration or otherwise. Stated maturity means the date specified in a debt security as the date on which principal of the debt security is due and payable. Any debt security that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

        We will pay interest to the person in whose name a debt security is registered at the close of business on the regular record date next preceding the applicable interest payment date. Regular record date means the date on which a debt security must be held in order for the holder to receive an interest payment on the next interest payment date. However, we will pay interest at maturity or upon redemption or repayment to the person to whom we pay the principal. The first payment of interest on any debt security originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next regular record date.

        The interest payment dates for fixed rate debt securities will be as indicated in an accompanying prospectus supplement, and unless we specify otherwise in an accompanying prospectus supplement, each regular record date for a fixed rate debt security will be the fifteenth day (whether or not a business day) next preceding each interest payment date. The interest payment dates for floating rate debt securities shall be as indicated in an accompanying prospectus supplement, and unless we specify otherwise in an accompanying prospectus supplement, each regular record date for a floating rate debt security will be the fifteenth day (whether or not a business day) next preceding each interest payment date.

        Each debt security will bear interest either at a fixed rate or a floating rate determined by reference to an interest rate formula that may be adjusted by a spread or spread multiplier, if any. Spread means the number of basis points, if any, to be added or subtracted to the Commercial Paper Rate, the Federal Funds Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate or any other interest rate index in effect from time to time with respect to a debt security, which amount will be set forth in such debt security and the related accompanying prospectus supplement. Spread multiplier means the percentage by which the Commercial Paper Rate, the Federal Funds Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate or any other interest rate index in effect from time to time with respect to a debt security is to be multiplied, which amount will be set forth in such debt security and the related accompanying prospectus supplement. Any floating rate debt security may also have either or both of the following: (1) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period; and (2) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period.

        The accompanying prospectus supplement will designate one of the following interest rate bases as applicable to each debt security:

  •
  a fixed rate per year, in which case the debt security will be a fixed rate debt security;

  •
  the Commercial Paper Rate, in which case the debt security will be a Commercial Paper Rate debt security;

  •
  the Federal Funds Rate, in which case the debt security will be a Federal Funds Rate debt security;

  •
  LIBOR, in which case the debt security will be a LIBOR debt security;

  •
  EURIBOR, in which case the debt security will be a EURIBOR debt security;

  •
  the Prime Rate, in which case the debt security will be a Prime Rate debt security;

  •
  the Treasury Rate, in which case the debt security will be a Treasury Rate debt security; or

  •
  such other interest rate formula as is set forth in an accompanying prospectus supplement.

        We will specify in the accompanying prospectus supplement for each floating rate debt security the applicable index maturity for the debt security. Index maturity means the period of time designated by us as the representative maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated as set forth in a floating rate debt security bearing interest at one of those rates and in the accompanying prospectus supplement.

Fixed Rate Debt Securities

        Each fixed rate debt security will bear interest from its date of issue at the annual rate stated on the debt security. Interest on each fixed rate debt security will be paid on the interest payment dates specified in an accompanying prospectus supplement and on the maturity date, or, if the debt security is redeemable and is redeemed prior to maturity, the date of redemption. Unless we specify otherwise in an accompanying prospectus supplement, interest on fixed rate debt securities will be computed and paid on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

        The interest rate on each floating rate debt security will be equal to either (1) the interest rate calculated by reference to the specified interest rate formula (as specified in an accompanying prospectus supplement) plus or minus the spread, if any, or (2) the interest rate calculated by reference to the specified interest rate formula multiplied by the spread multiplier, if any. We will specify in an accompanying prospectus supplement the interest rate basis and the spread or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each floating rate debt security. In addition, such accompanying prospectus supplement may contain particulars as to the calculation agent, calculation dates, index maturity, initial interest rate, interest determination dates, interest payment dates, regular record dates and interest reset dates with respect to such debt security.

        Interest on each floating rate debt security will be paid on the interest payment dates specified in an accompanying prospectus supplement and on the maturity date, or, if the debt security is redeemable and is redeemed prior to maturity, the date of redemption.

        If any interest payment date for any floating rate debt security would otherwise be a day that is not a business day for that floating rate debt security, the interest payment date for that floating rate debt security shall be postponed to the next day that is a business day for that floating rate debt security, except that in the case of a LIBOR debt security or a EURIBOR debt security, if such day falls in the next calendar month, the interest payment date shall be the immediately preceding day that is a business day. If the maturity date of a floating rate debt security falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, and we will not pay any additional interest for the period from and after the maturity date.

        As used in this prospectus, and unless otherwise specified in an accompanying prospectus supplement, "business day" means:

  •
  with respect to any payment, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the Borough of Manhattan, New York City are authorized or required by law or executive order to close;

  •
  when used for any other purpose, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the Borough of Manhattan, New York City, or in the city in which the corporate trust office of the trustee is located, are authorized or required by law or executive order to close;

  •
  for debt securities, the interest rate of which is based on LIBOR only, such day shall also be a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Business Day");

  •
  for debt securities, the interest rate of which is based on EURIBOR only, such day shall be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer, or TARGET, or any successor system is open for business;

  •
  for debt securities having a specified currency other than U.S. dollars only, any day that, in the capital city of the country issuing the specified currency, except for Australian dollars or Canadian dollars, which will be based on the cities of Sydney or Toronto, respectively, is not a day on which banking institutions are authorized or obligated to close, or for euros, any day which is not a day on which TARGET is closed; and

  •
  for debt securities that are either Commercial Paper Rate debt securities, Prime Rate debt securities, or Federal Funds Rate debt securities, any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

        The rate of interest on each floating rate debt security will be reset on the "interest reset date" as specified in an accompanying prospectus supplement.

        However, in each case the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate debt security will be the initial interest rate set forth in an accompanying prospectus supplement. If any interest reset date for any floating rate debt security would otherwise be a day that is not a business day for that floating rate debt security, the interest reset date for that floating rate debt security shall be postponed to the next day that is a business day for that floating rate debt security, except that in the case of a LIBOR debt security or a EURIBOR debt security, if such business day is in the next succeeding calendar month, the interest reset date shall be the immediately preceding business day.

        The interest rate applicable to each interest accrual period beginning on an interest reset date will be the rate determined on the calculation date, if any, by reference to the interest determination date. Calculation date means the date, if any, on which the calculation agent (as defined below) is to calculate an interest rate for a floating rate debt security.

        Unless otherwise specified in the accompanying prospectus supplement, the calculation date, where applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after that interest determination date or, if such day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity date, as the case may be. Calculation agent means the agent we appoint to calculate interest rates on floating rate debt securities. The calculation agent will be The Bank of New York Mellon unless we specify otherwise in an accompanying prospectus supplement.

        The interest determination date pertaining to an interest reset date will be:

  •
  the second business day preceding such interest reset date for (1) a Commercial Paper Rate debt security, (2) a Federal Funds Rate debt security, or (3) a Prime Rate debt security;

  •
  the second business day preceding such interest reset date for a LIBOR debt security or a EURIBOR debt security; or

  •
  the day of the week in which such interest reset date falls on which Treasury bills would normally be auctioned for a Treasury Rate debt security.

        Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday will be the interest determination date for the Treasury Rate debt security pertaining to the interest reset date occurring in the next succeeding week. If an auction date shall fall on any interest reset date for a Treasury Rate debt security, then such interest reset date shall instead be the first business day immediately following such auction date. Unless otherwise specified in the accompanying prospectus supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for such floating rate note. Each interest rate basis will be determined and compared on such date, and the applicable interest rate will take effect on the related interest reset date, as specified in the accompanying prospectus supplement.

        Unless we specify otherwise in an accompanying prospectus supplement, the interest payable on each interest payment date or at maturity for floating rate debt securities will be the amount of interest accrued from and including the issue date or from and including the last interest payment date to which interest has been paid, as the case may be, to, but excluding, such interest payment date or the date of maturity, as the case may be.

        Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a debt security by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid or duly provided for to but excluding the last date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded to the nearest one hundred-thousandth of a percentage point (e.g., 9.876544% and 9.876545% being rounded to 9.87654% and 9.87655%, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded to the nearest one hundred-thousandth of a percentage point) applicable to such date by 360, in the case of Commercial Paper Rate debt securities, Federal Funds Rate debt securities, LIBOR debt securities, EURIBOR debt securities and Prime Rate debt securities, or by the actual number of days in the year, in the case of Treasury Rate debt securities. All dollar amounts used in or resulting from calculations on floating rate debt securities will be rounded to the nearest cent with one half cent being rounded upward.

        The calculation agent will, upon the request of the holder of any floating rate debt security, provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made on the most recent interest determination date with respect to such debt security. For purposes of calculating the rate of interest payable on floating rate debt securities, we will enter into an agreement with the calculation agent.

In addition to any maximum interest rate that may be applicable to any floating rate debt security, the interest rate on the floating rate debt securities will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with few exceptions, is 25% per year (calculated on a simple interest basis). This limit only applies to obligations that are less than $2,500,000.Commercial Paper Rate Debt Securities

        A Commercial Paper Rate debt security will bear interest at an interest rate calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any, that we specify in the Commercial Paper Rate debt security and in an accompanying prospectus supplement.

        Unless we indicate otherwise in an accompanying prospectus supplement, Commercial Paper Rate for any interest determination date will be the money market yield (calculated as described below) of the rate on that date for commercial paper having the index maturity designated in an accompanying prospectus supplement as such rate is published by the Federal Reserve in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Federal Reserve, to which we refer as "H.15(519)," under the heading "Commercial Paper—Nonfinancial."

        The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

  •
  In the event that such rate is not published prior to 3:00 p.m., New York City time, on the applicable calculation date, then the Commercial Paper Rate shall be the money market yield of the rate on such date for commercial paper having the index maturity designated in an accompanying prospectus supplement as published in the daily update of H.15(519), available through the worldwide website of the Federal Reserve at http://www.federalreserve.gov/releases/H15/update, or any successor site or publication, to which we refer as "H.15 Daily Update," under the heading "Commercial Paper—Nonfinancial" (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively).

  •
  If by 3:00 p.m., New York City time, on such calculation date such rate is not yet published in H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for such interest determination date shall be calculated by the calculation agent and shall be the money market yield of the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates of three leading dealers of commercial paper in New York City selected by us, as of 11:00 a.m., New York City time, on such date, for commercial paper having the index maturity designated in an accompanying prospectus supplement placed for a non-financial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency.

  •
  If the dealers selected by us are not quoting as mentioned in the previous sentence, the Commercial Paper Rate with respect to such interest determination date will be the same as the Commercial Paper Rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        Money market yield will be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

D × 360
Money Market Yield =		= 100
360 – (D × M)

where "D" refers to the annual rate for the commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Debt Securities

        A Federal Funds Rate debt security will bear interest at an interest rate calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any, that we specify in the Federal Funds Rate debt security and in an accompanying prospectus supplement.

        Unless we indicate otherwise in an accompanying prospectus supplement, Federal Funds Rate for any interest determination date will be the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as such rate is displayed on Reuters 3000 Xtra Service ("Reuters") (or any successor service) on page FEDFUNDS1 (or any page which may replace such page).

        The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

  •
  If that rate is not published by 3:00 p.m., New York City time, on the applicable calculation date, the Federal Funds Rate will be the rate on such interest determination date as published in H.15 Daily Update under the heading "Federal Funds (Effective)."

  •
  If such rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the applicable calculation date, then the Federal Funds Rate for such interest determination date will be calculated by the calculation agent and will be the arithmetic mean (rounded to the nearest one hundred- thousandth of a percentage point) of the rates as of 9:00 a.m., New York City time, on such date for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York City selected by us.

  •
  If the brokers selected by us are not quoting as mentioned in the previous sentence, the Federal Funds Rate with respect to such interest determination date will be the same as the Federal Funds Rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

LIBOR Debt Securities

        A LIBOR debt security will bear interest at an interest rate calculated with reference to LIBOR and the spread or spread multiplier, if any, that we specify in the LIBOR debt security and in an accompanying prospectus supplement.

        Unless we indicate otherwise in an accompanying prospectus supplement, LIBOR will be determined by the calculation agent in accordance with the following provisions in the order set forth below:

  •
  On each interest determination date, LIBOR will be determined on the basis of the offered rate for deposits in the London interbank market in the index currency (as defined below) having the index maturity designated in an accompanying prospectus supplement commencing on the second business day immediately following such interest determination date that appears on the Designated LIBOR Page (as defined below) or a similar reporter of such rates selected by the calculation agent and acceptable to us, as of 11:00 a.m., London time, on such interest determination date. If no rate appears on the Designated LIBOR Page, LIBOR in respect of such interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

  •
  With respect to an interest determination date relating to a LIBOR debt security to which the last sentence of the previous paragraph applies, the calculation agent will request the principal London offices of each of four major reference banks (which may include any underwriters, agents or their affiliates) in the London interbank market selected by us to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the accompanying prospectus supplement commencing on the second London business day immediately following such interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is at least U.S. $1,000,000 or the approximate equivalent in such index currency that is representative for a single transaction in such index currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the accompanying prospectus supplement), in the principal financial center of the country of the specified index currency, on that interest determination date for loans made in the index currency to leading European banks having the index maturity designated in the accompanying prospectus supplement commencing on the second London business day immediately following such interest determination date and in a principal amount that is representative for a single transaction in that index currency in that market at such time by three major reference banks (which may include any underwriters, agents or their affiliates) in such principal financial center selected by us; provided, however, that if fewer than three reference banks so selected by us are quoting such rates as mentioned in this sentence, LIBOR with respect to such interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        "Index currency" means the currency (including currency units and composite currencies) specified in the accompanying prospectus supplement as the currency with respect to which LIBOR will be calculated. If no currency is specified in the accompanying prospectus supplement, the index currency will be U.S. dollars.

        "Designated LIBOR Page" means the display on page LIBOR01 (or any other page specified in an accompanying prospectus supplement) of Reuters (or any similar service) for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

EURIBOR Debt Securities

        Each EURIBOR debt security will bear interest for each interest reset period at an interest rate equal to EURIBOR and any spread or spread multiplier as specified in the debt security and an accompanying prospectus supplement.

        The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second business day prior to the interest reset date for each interest reset period.

        On a EURIBOR determination date, the calculation agent will determine EURIBOR for each interest reset period as follows.

        The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in an accompanying prospectus supplement, commencing on the interest reset date, which appears on page EURIBOR01 on Reuters or any similar service as of 11:00 a.m., Brussels time, on that interest determination date.

        If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows:

  •
  For the EURIBOR debt security we will select four major banks in the euro-zone interbank market.

  •
  The calculation agent will request that the principal euro-zone offices of those four selected banks provide their offered quotations to prime banks in the euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. These quotations shall be for deposits in euros for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least €1,000,000 or the approximate equivalent in U.S. dollars that is representative of a single transaction in such market at that time.

(1)
If two or more quotations are provided, EURIBOR for the interest reset period will be the arithmetic mean of those quotations.

(2)
If less than two quotations are provided, we will select three major banks in the euro-zone and the calculation agent will follow the steps in the two bullet points below:

•
The calculation agent will then determine EURIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in the euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. The rates quoted will be for loans in euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least €1,000,000 or the approximate equivalent in U.S. dollars that is representative of a single transaction in such market at that time.

•
If the banks so selected by us are not quoting rates as described above, EURIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, the rate of interest will be the initial interest rate.

        "Euro-zone" means the region comprised of the member states of the European Union that adopted the Euro as their single currency in accordance with the Treaty establishing the European Community, as amended.

Prime Rate Debt Securities

        A Prime Rate debt security will bear interest at an interest rate calculated with reference to the Prime Rate and the spread or spread multiplier, if any, that we specify in the Prime Rate debt security and in an accompanying prospectus supplement.

        Unless we indicate otherwise in an accompanying prospectus supplement, Prime Rate for any interest determination date will be the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

        The following procedures will be followed if the Prime Rate cannot be determined as described above:

  •
  If the rate is not published by 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the rate on that interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "Bank Prime Loan."

  •
  If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters page USPRIME1 ("Reuters page USPRIME1") or any similar service as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date as quoted on Reuters page USPRIME1 Page on that interest determination date.

  •
  If fewer than four rates appear on Reuters page USPRIME1 Page for that interest determination date, the calculation agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by three major banks in New York City selected by us, from which quotations are requested.

  •
  If the banks so selected by us are not quoting rates as described above, the Prime Rate with respect to that interest determination date will be the same as the Prime Rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        Reuters Screen USPRIME 1 Page means the display designated as page "USPRIME 1" of the Reuters Monitor Money Rates Service, or any similar service, or any other page that may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Debt Securities

        A Treasury Rate debt security will bear interest at an interest rate calculated with reference to the Treasury Rate and the spread or spread multiplier, if any, that we specify in the Treasury Rate debt security and in an accompanying prospectus supplement.

        Unless we indicate otherwise in an accompanying prospectus supplement, the Treasury Rate for any interest determination date will be the rate applicable to the auction held on such date of direct obligations of the United States ("Treasury bills") having the index maturity specified in the accompanying prospectus supplement as such rate appears opposite the caption "INVEST RATE" on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page) or page USAUCTION11 (or any other page as may replace such page).

        The following procedures will be followed if the Treasury Rate cannot be determined as above:

  •
  If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the bond equivalent yield (as defined below) of the rate for such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High."

  •
  In the event that the results of the auction of Treasury bills having the index maturity specified in an accompanying prospectus supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date, or if no such auction is held on such interest determination date, then the calculation agent will determine the Treasury Rate to be the bond equivalent yield of the auction rate of such Treasury bills as announced by the U.S. Department of the Treasury.

  •
  In the event that the auction rate of Treasury bills having the index maturity designated in the accompanying prospectus supplement is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the Treasury rate will be the bond equivalent yield of the rate on that interest determination date of Treasury bills having the index maturity designated in the accompanying prospectus supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on that interest determination date of such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

  •
  In the event such rate is not published by 3:00 p.m., New York City time, on such calculation date, then the calculation agent will calculate the Treasury rate, which will be a bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary U.S. government securities dealers selected by us for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the accompanying prospectus supplement.

  •
  If the dealers selected by the calculation agent are not quoting bid rates as mentioned in this sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

        Bond Equivalent Yield means a yield (expressed as a percentage) calculated as follows:

D × N
Bond Equivalent Yield =		= 100
360 – (D × M)

where "D" refers to the applicable annual rate for the Treasury bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Amortizing Debt Securities

        We may from time to time offer amortizing debt securities on which a portion or all of the principal amount is payable prior to stated maturity:

  •
  in accordance with a schedule;

  •
  by application of a formula; or

  •
  based on an index.

        Further information concerning additional terms and conditions of any amortizing debt securities, including terms of repayment of such debt securities, will be set forth in the accompanying prospectus supplement.

Indexed Debt Securities

        We may also issue indexed debt securities on which the principal amount payable at maturity, premium, if any, and/or interest payments are determined with reference to the price or prices of specified commodities (including baskets of commodities), securities (including baskets of securities), interest rate indices, interest rate or exchange rate swap indices, the exchange rate of one or more specified currencies (including baskets of currencies or a composite currency) relative to an indexed currency, or such other price or exchange rate or other financial or non-financial index or indices as we may specify in such indexed debt security and in the accompanying prospectus supplement for the indexed debt security. Holders of indexed debt securities may receive a principal amount at maturity that is greater than, equal to, or less than the face amount of the indexed debt securities depending upon the relative value at maturity of the specified index. We will provide information on the method for determining the principal payable at maturity, premium, if any and/or interest payments in an accompanying prospectus supplement for the indexed debt securities. Certain historical information, where applicable, with respect to the specified indexed item or items and tax considerations associated with an investment in indexed debt securities will also be provided in an accompanying prospectus supplement.

        Notwithstanding anything to the contrary contained herein or in the accompanying prospectus, for purposes of determining the rights of a holder of an indexed debt security in respect of voting for or against amendments to the indentures and modifications and the waiver of rights thereunder, the principal amount of such indexed debt security shall be deemed to be equal to the face amount thereof upon issuance. The amount of principal payable at maturity will be specified in an accompanying prospectus supplement.

Original Issue Discount Debt Securities

        We may issue original issue discount debt securities at an issue price (as specified in the accompanying prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the "discount." In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

        Unless otherwise specified in the accompanying prospectus supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount debt security, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount debt security (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such original issue discount debt security and an assumption that the maturity of such original issue discount debt security will not be accelerated. If the period from the date of issue to the initial interest payment date, or the initial period, for an original issue discount debt security is shorter than the compounding period for such original issue discount debt security, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code.

        Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes. We refer you to "Certain U.S. Federal Income Tax Consequences."

Payment

        Unless otherwise specified in an accompanying prospectus supplement, principal and premium, if any, and interest, if any, on the debt securities will be payable initially at the principal corporate trust office of the trustee. At our option, payment of interest may be made, subject to collection, by check mailed to the holders of record at the address registered with the trustee.

        If the principal of or premium, if any, and interest, if any, on any series of debt securities is payable in foreign currencies or if debt securities are sold for foreign currencies, the restrictions, elections, tax consequences, specific terms and other information with respect to such debt securities will be described in an accompanying prospectus supplement.

Redemption and Repayment

        Unless we specify otherwise in an accompanying prospectus supplement, the debt securities will not be redeemable prior to their stated maturity. If we so specify in an accompanying prospectus supplement, the debt security will be redeemable on or after the date or dates set forth in such supplement, either in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount to be redeemed or at such other price or prices set forth in such prospectus supplement. We will pay interest accrued on a redeemed debt security to the date of redemption, and will give notice of redemption no more than 60 and not less than 30 days prior to the date of redemption. The debt securities will not be subject to any sinking fund or to any provisions for repayment at your option unless we specify otherwise in the accompanying prospectus supplement.

Modification of the Indenture

        We may make modifications and amendments to the indentures with respect to one or more series of debt securities by supplemental indentures without the consent of the holders of those debt securities in the following instances:

  •
  to evidence the succession of another corporation to us and the assumption by such successor of our obligations under the indenture;

  •
  to add to or modify our covenants or events of default for the benefit of the holders of the debt securities;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

  •
  to surrender any right or power conveyed by the indenture upon us;

  •
  to establish the form or terms of the debt securities of any series;

  •
  to cure any ambiguity, to correct or supplement any provision that may be defective or inconsistent with any other provision or make any other provisions with respect to matters or questions arising under the indentures that will not adversely affect the interests of the holders in any material respect;

  •
  to modify, eliminate or add to the provisions of the indentures as necessary to qualify it under any applicable federal law;

  •
  to name, by supplemental indenture, a trustee other than The Bank of New York Mellon for a series of debt securities;

  •
  to provide for the acceptance of appointment by a successor trustee;

  •
  to add to or modify the provisions of the indentures to provide for the denomination of debt securities in foreign currencies;

  •
  to supplement any provisions of the indentures as is necessary to permit or facilitate the defeasance and discharge of any debt securities as described in this prospectus;

  •
  to prohibit the authentication and delivery of additional series of debt securities;

  •
  to modify the provisions of the indentures provided that such modifications do not apply to any outstanding security; or

  •
  to provide for the issuance of securities in bearer form.

        Any other modifications or amendments of the indentures by way of supplemental indenture require the consent of the holders of a majority in principal amount of the debt securities at the time outstanding of each series affected. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

  •
  modify the terms of payment of principal, premium or interest;

  •
  reduce the percentage of holders of debt securities necessary to modify or amend the indentures or waive our compliance with any restrictive covenant; or

  •
  subordinate the indebtedness evidenced by the debt securities to any of our other indebtedness.

Events of Default, Notice and Waiver

        The indentures provide holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indentures.

        Unless otherwise stated in the accompanying prospectus supplement, an event of default with respect to any series of debt securities will be:

  •
  default in the payment of the principal of, or premium, if any, on any debt security of that series when it is due and payable;

  •
  default in making a sinking fund payment or analogous obligation, if any, when due and payable;

  •
  default for 30 days in the payment of an installment of interest, if any, on any debt security of that series;

  •
  default for 60 days after written notice to us in the performance of any other covenant in respect of the debt securities of that series;

  •
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our property;

  •
  an event of default with respect to any other series of debt securities outstanding under the indentures or as defined in any other indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which indebtedness of us of at least $50,000,000 principal amount shall have been accelerated and that acceleration shall not have been annulled within 15 days after written notice thereof; and

  •
  any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or the supplemental indenture under which that series of debt securities is issued.

        An event of default with respect to a particular series of debt securities issued under the indentures does not necessarily constitute an event of default with respect to any other series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of the holders of that series.

        If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series may declare the principal, or in the case of discounted debt securities, such portion thereof as may be described in an accompanying prospectus supplement, of all the debt securities of that series to be due and payable immediately.

        The indentures contain a provision entitling the trustee to be indemnified to its reasonable satisfaction by the holders before exercising any right or power under the indentures at the request of any of the holders. The indentures provide that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the debt securities of that series. The right of a holder to institute a proceeding with respect to the indentures is subject to certain conditions precedent including notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal and premium, if any, at stated maturity and interest on any overdue principal and interest or to institute suit for the enforcement thereof.

        The holders of not less than a majority in principal amount of the outstanding debt securities of any series under the indentures may on behalf of the holders of all the debt securities of that series waive any past defaults, except a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of that series and a default in respect of a covenant or provision of the indentures that cannot be amended or modified without the consent of the holder of each debt security affected.

        We are required by the indentures to furnish to the trustee annual statements as to the fulfillment of our obligations under the indentures.

Defeasance of the Indentures and Debt Securities

        The indentures permit us to be discharged from our obligations under the indentures and with respect to a particular series of debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

        Unless an accompanying prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such series of debt securities, then from and after the ninety-first day following such deposit:

  •
  we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

  •
  our obligations under the indentures with respect to the debt securities of that series will cease to be in effect, except for certain obligations to register the transfer or exchange of the debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust.

        The indentures also provides that the defeasance will not be effective unless we deliver to the trustee a written opinion of our counsel to the effect that holders of the debt securities subject to defeasance will not recognize gain or loss on those debt securities for federal income tax purposes solely as a result of the defeasance and that the holders of those debt securities will be subject to federal income tax in the same amounts and at the same times as would be the case if the defeasance had not occurred.

        Following the defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

Governing Law

        The laws of the State of New York will govern the indentures and the debt securities.

Concerning the Trustee

        The Bank of New York Mellon, the trustee under the indentures, provides corporate trust services to us. In addition, affiliates of the trustee provide substantial investment banking, bank and corporate trust services and extend credit to us and many of our subsidiaries. We and our affiliates may have other customary banking relationships (including other trusteeships) with the trustee.

Global Securities and Global Clearance and Settlement Procedures

        We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the accompanying prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        Unless stated otherwise in an accompanying prospectus supplement, you may elect to hold interests in the global securities through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear, (outside of the United States) if you are participants of such systems, or indirectly through organizations that are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts.

        As long as the debt securities of a series are represented by the global securities, we will pay principal of and interest and premium on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream, Luxembourg or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants. If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

        We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

  •
  As to DTC:  DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  •
  As to Clearstream, Luxembourg:  Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

        Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

        As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg

customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

        Distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

  •
  As to Euroclear:  Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

    Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and

    Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

    The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

    The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

  •
  transfers of securities and cash within Euroclear;

  •
  withdrawal of securities and cash from Euroclear; and

  •
  receipt of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

    Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

        Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global security if:

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation and we are unable to locate a qualified successor depositary;

  •
  an event of default has occurred and is continuing with respect to the applicable series of securities; or

  •
  we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

        If any of the events described in the preceding paragraph occurs, we will issue definitive securities in certificated form in an amount equal to a holder's beneficial interest in the securities. Definitive securities will be issued in minimum denominations of $1,000 and integral multiples thereof in excess of that amount, and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the debt securities.

        In the event that definitive securities are issued:

  •
  holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

  •
  holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust office of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

  •
  any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

        You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to

DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of debt securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Provisions Applicable Solely to Subordinated Securities

General

        We may issue subordinated debt securities in one or more series under the subordinated debt indenture. Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior indebtedness, as defined below, including any senior debt securities, that may be outstanding from time to time.

        If subordinated debt securities are issued under the subordinated indenture, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the accompanying prospectus supplement. Neither the senior nor the subordinated indenture restricts the amount of senior indebtedness that we may incur.

Subordination

        The payment of the principal of, and premium, if any, and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness. The term senior indebtedness is defined in the subordinated indenture as indebtedness we incur for money borrowed, all deferrals, renewals or extensions of any of that indebtedness and all evidences of indebtedness issued in exchange for any of that indebtedness. Senior indebtedness also includes our guarantees of the foregoing items of indebtedness for money borrowed by persons other than us, unless, in any such case, that indebtedness or guarantee provides by its terms that it will not constitute senior indebtedness.

        The subordinated debt indenture provides that, unless all principal of, and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the subordinated indebtedness in the following circumstances:

  •
  any acceleration of the principal amount due on the subordinated debt securities;

  •
  our dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

  •
  a default in the payment of principal, premium, if any, sinking fund or interest with respect to any of our senior indebtedness; or

  •
  an event of default, other than a default in the payment of principal, premium, if any, sinking funds or interest, with respect to any senior indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders of senior indebtedness to accelerate its maturity, and such event of default has not been cured or waived.

        A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the subordinated indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of these subordination provisions.

        If the holders of subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of subordinated debt securities will have to repay that amount to the holders of the senior debt securities or to the trustee.

Subrogation

        After the payment in full of all senior indebtedness, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the subordinated debt securities will be deemed to be a payment by us to or on the account of the senior indebtedness. These provisions of the subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities and the holders of the senior debt securities. Nothing contained in the subordinated indenture is intended to impair our absolute obligation to pay the principal of and premium and interest on the subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the subordinated indenture will not prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above.

Provisions Applicable Solely to Senior Securities

Restrictions as to Liens

        The senior indenture includes a covenant providing that we will not at any time directly or indirectly create, or allow to exist or be created, any mortgage, pledge, encumbrance or lien of any kind upon:

  •
  any shares of capital stock owned by us of any of American Express Travel Related Services Company, Inc. or American Express Banking Corporation and any one or more of our subsidiaries that succeeds to all or substantially all of the business or ownership of the property of those companies, so long as they continue to be our subsidiaries, which we refer to collectively as the "principal subsidiaries"; or

  •
  any shares of capital stock owned by us of a subsidiary that owns, directly or indirectly, capital stock of the principal subsidiaries.

        However, liens of this nature are permitted if we provide that the senior debt securities will be secured by the lien equally and ratably with any and all other obligations also secured, for as long as any other obligations of that type are so secured. Also, we may incur or allow to exist upon the stock of the principal subsidiaries liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith, or liens of judgments that are on appeal or are discharged within 60 days.

        This covenant will cease to be binding on us with respect to any series of the senior debt securities to which this covenant applies following discharge of those senior debt securities.

DESCRIPTION OF PREFERRED SHARES

General

        The following briefly summarizes certain of the material terms of our preferred shares. Other pricing and related terms will be disclosed in the accompanying prospectus supplement. You should read the accompanying prospectus supplement together with the certificate of designation relating to that series and our amended and restated certificate of incorporation for a more detailed description of a particular series of preferred shares and other provisions that may be important to you.

        Under our amended and restated certificate of incorporation, we are authorized to issue 20,000,000 preferred shares, par value $1.66 2/3 per share. At June 30, 2015, we had outstanding 750 shares of 5.200% Fixed Rate/Floating Rate Noncumulative Preferred Shares, Series B (the "Series B Preferred Stock") and 850 shares of 4.900% Fixed Rate/Floating Rate Noncumulative Preferred Shares, Series C (the "Series C Preferred Stock"). Our Board of Directors is authorized to issue our preferred shares from time to time in one or more series with such designations, voting powers, dividend rates, rights of redemption, conversion rights or other special rights, preferences and limitations as may be stated in resolutions adopted by our Board of Directors.

        The preferred shares will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of preferred shares. You should read the prospectus supplement relating to the particular series of the preferred shares being offered for specific terms, including:

  •
  the title and number of shares offered and liquidation preference per share;

  •
  the price per share;

  •
  the dividend rate, the dates on which dividends will be payable, the conditions under which dividends will be payable or the method of determining that rate, dates and conditions;

  •
  whether dividends will be cumulative or non cumulative and, if cumulative, the dates from which dividends will begin to accumulate;

  •
  whether dividends are participating or non-participating;

  •
  any redemption, sinking fund or analogous provisions;

  •
  any conversion or exchange provisions;

  •
  whether we have elected to offer depositary shares with respect to the preferred shares, as described below under "Depositary Shares";

  •
  whether the preferred shares will have voting rights, in addition to the voting rights described below, and, if so, the terms of those voting rights;

  •
  the procedures for any auction and remarketing of the preferred shares; and

  •
  any additional dividend, liquidation, redemption, sinking fund or other rights, preferences, privileges, limitations and restrictions.

        When issued, the preferred shares will be fully paid and nonassessable.

Dividend Rights

        All preferred shares will be of equal rank with each other regardless of series. If the stated dividends or the amounts payable on liquidation are not paid in full, the preferred shares of all series will share ratably in the payment of dividends and in any distribution of assets. All preferred shares will have dividend rights prior to the dividend rights of the common shares.

Rights Upon Liquidation

        Unless otherwise specified in the accompanying prospectus supplement, in the event of a liquidation, each series of the preferred shares will rank on an equal basis with all other outstanding preferred shares and prior to the common stock as to dividends and distributions.

Voting Rights

        Except as described below, the holders of preferred shares have no voting rights, other than as may be required by law. Whenever dividends payable on the preferred shares of any series will be in arrears in an aggregate amount at least equal to six full quarterly dividends on that series, the holders of the outstanding preferred shares of all series will have the special right, voting separately as a single class, to elect two directors at the next succeeding annual meeting of shareholders. Subject to the terms of any outstanding series of preferred shares, the holders of common stock and the holders of one or more series of preferred shares then entitled to vote will have the right, voting as a single class, to elect the remaining authorized number of directors.

        At each meeting of shareholders at which the holders of the preferred shares will have this special right, the presence in person or by proxy of the holders of record of one-third of the total number of the preferred shares of all series then issued and outstanding will constitute a quorum of that class. Each director elected by the holders of the preferred shares of all series will hold office until the annual meeting of shareholders next succeeding that election and until that director's successor, if any, is elected by those holders and qualified or until the death, resignation or removal of that director in the manner provided in our by-laws. A director elected by the holders of the preferred shares of all series may only be removed without cause by those holders. In case any vacancy will occur among the directors elected by the holders of the preferred shares of all series, that vacancy may be filled for the unexpired portion of the term by vote of the remaining directors elected by such shareholders, or that director's successor in office. If such vacancy occurs more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, the vacancy may be filled by the vote of those shareholders taken at a special meeting of those shareholders called for that purpose. Whenever all arrears of dividends on the preferred shares of all series will have been paid and dividends for the current quarterly period will have been paid or declared and provided for, the right of the holders of the preferred shares of all series to elect two directors will terminate at the next succeeding annual meeting of shareholders.

        The consent of the holders of at least two-thirds of the outstanding preferred shares voting separately as a single class will be required for:

  •
  the authorization of any class of shares ranking prior to the preferred shares as to dividends or upon liquidation, dissolution or winding up;

  •
  an increase in the authorized amount of any class of shares ranking prior to the preferred shares; or

  •
  the authorization of any amendment to our restated certificate of incorporation or by-laws that would adversely affect the relative rights, preferences or limitations of the preferred shares. If any such amendment will adversely affect the relative rights, preferences or limitations of one or more, but not all, of the series of preferred shares then outstanding, the consent of the holders of at least two-thirds of the outstanding preferred shares of the several series so affected will be required in lieu of the consent of the holders of at least two-thirds of the outstanding preferred shares of all series.

In any case in which the holders of the preferred shares will be entitled to vote separately as a single class, each holder of preferred shares of any series will be entitled to one vote for each such share held.

 DESCRIPTION OF DEPOSITARY SHARES

        The following summary does not purport to be complete. You should read the deposit agreement and depositary receipts relating to each series of preferred shares filed with the SEC in connection with the offering of that series of preferred shares.

        We may elect to offer fractional interests in preferred shares rather than preferred shares, with those rights and subject to the terms and conditions that we may specify in the related prospectus supplement. If we do, we will select a depositary that will issue to the public receipts for depositary shares, each of which will represent fractional interests of a particular series of preferred shares. These depositary receipts will be distributed in accordance with the terms of the offering described in the related prospectus supplement.

        The depositary will be a bank or trust company that has its principal office in the United States. We will deposit the preferred shares underlying the depositary shares with the depositary under the terms of a separate deposit agreement. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary.

 DESCRIPTION OF COMMON SHARES

        We are authorized to issue up to 3,600,000,000 common shares, par value $0.20 each. At July 24, 2015, we had outstanding 1,001,283,308 common shares. As of December 31, 2014, we had reserved approximately 56 million common shares for issuance under employee stock and employee benefit plans.

        The following description of the common shares does not purport to be complete and is subject to, and qualified in its entirety by reference to the applicable provisions of the New York Business Corporation Law, our amended and restated certificate of incorporation and our by-laws.

        Dividends.    Subject to the prior rights of holders of any preferred shares, holders of common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose.

        Liquidation Rights.    In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of common shares are entitled to ratable distribution of the remaining assets available for distribution to shareholders.

        Voting Rights.    Each common share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of the common shares do not have cumulative voting rights.

        No Redemption Provisions.    The common shares are not subject to redemption by operation of a sinking fund or otherwise.

        No Preemptive Rights.    Holders of common shares are not entitled to preemptive rights.

        No Assessment.    The issued and outstanding common shares are fully paid and nonassessable.

        Transfer Agent and Registrar.    The transfer agent and registrar for the common shares is Computershare Inc., 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310.

        Certain provisions of our amended and restated certificate of incorporation and our by-laws as well as the New York Business Corporations Law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for us to negotiate with the Board of Directors and could thereby have an effect of delaying, deferring or preventing a change in control. These provisions include:

        Authorized But Unissued Shares.    As of July 24, 2015, 2,598,716,692 common shares and 19,998,400 preferred shares were authorized but unissued and 3,039,125 common shares were held by us as treasury shares. Such shares could be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, our amended and restated certificate of incorporation grants the Board of Directors broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into common shares or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

        Advance Notice By-law.    Under our by-laws, written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a director must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is not within 25 days before or after such anniversary date, such notice must be received not later than 10 days following the day on which the date of the meeting is first disclosed to the shareholders or publicly, whichever occurs first.

 DESCRIPTION OF SECURITIES WARRANTS

        We may issue warrants for the purchase of:

  •
  debt securities,

  •
  preferred shares,

  •
  depositary shares,

  •
  common shares, or

  •
  equity securities issued by one of our affiliated or unaffiliated corporations or other entity.

        Each securities warrant will entitle the holder to purchase for cash the amount of securities at the exercise price stated or determinable in the prospectus supplement for the securities warrants. We may issue these securities warrants independently or together with any other securities offered by any prospectus supplement. The securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of such securities warrants.

        The prospectus supplement relating to any securities warrants that we may offer will contain the specific terms of the securities warrants. These terms will include some or all of the following:

  •
  the title and aggregate number of the securities warrants;

  •
  the price or prices at which the securities warrants will be issued;

  •
  the currency or currencies or currency unit or units in which the price of the securities warrants may be payable;

  •
  the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the securities warrants;

  •
  the designation and terms of the other securities, if any, with which the securities warrants are to be issued and the number of the securities warrants issued with each other security;

  •
  the currency or currencies or currency unit or units in which the principal of or any premium or interest on the securities purchasable upon exercise of the securities warrant will be payable;

  •
  if applicable, the date on and after which the securities warrants and the related securities will be separately transferable;

  •
  the price at which and currency or currencies or currency unit or units in which the securities purchasable upon exercise of the securities warrants may be purchased;

  •
  the date on which the right to exercise the securities warrants will commence and the date on which that right will expire;

  •
  the minimum or maximum amount of the securities warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the securities warrants; and

  •
  any other terms of the securities warrants, including terms, procedures and limitations relating to the exchange and exercise of the securities warrants.

DESCRIPTION OF CURRENCY WARRANTS

        We may issue warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies.

        Each issue of currency warrants will be issued under a warrant agreement to be entered into between us and a warrant agent. The currency warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of such currency warrants.

        The prospectus supplement relating to any currency warrants that we may offer will contain the specific terms of the currency warrants. These terms will include some or all of the following:

  •
  the aggregate amount and number of the currency warrants;

  •
  the offering price of the currency warrants;

  •
  the designated currency of the currency warrants, which currency may be a foreign currency or a composite currency, and information regarding that currency or composite currency;

  •
  the date on which the right to exercise the currency warrants commences and the date on which that right expires;

  •
  the manner in which the currency warrants may be exercised;

  •
  the circumstances which will cause the currency warrants to be deemed automatically exercised;

  •
  the minimum number, if any, of the currency warrants exercisable at any one time and any other restrictions on exercise;

  •
  the method of determining the amount payable in connection with the exercise of the currency warrants, including the strike price or range of strike prices of the currency warrants, the method of determining the spot exchange rate and the U.S. dollar settlement value for the currency warrants;

  •
  the securities exchange on which the currency warrants will be listed, if any;

  •
  whether the currency warrants will be represented by certificates or issued in book-entry form;

  •
  the place or places at which payment of the cash settlement value of the currency warrants is to be made, if applicable;

  •
  information with respect to book-entry procedures, if any;

  •
  the plan of distribution of the currency warrants; and

  •
  any other terms of the currency warrants.

        Prospective purchasers of the currency warrants should be aware of special U.S. federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe such tax considerations.

 DESCRIPTION OF OTHER WARRANTS

        We may issue other warrants to buy or sell:

  •
  debt securities of or guaranteed by the United States,

  •
  units of a stock index or stock basket,

  •
  a commodity, or

  •
  a unit of a commodity index or another item or unit of an index.

        We refer to the property in the above clauses as the warrant property. Other warrants will be settled either through physical delivery of the warrant property or through payment of a cash settlement value as set forth in the accompanying prospectus supplement. Other warrants will be issued under a warrant agreement to be entered into between us and a warrant agent. The other warrant agent will act solely as our agent under the applicable other warrant agreement and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owner of such other warrants.

        The prospectus supplement relating to any other warrants that we may offer will contain the specific terms of the other warrants. These terms will include some or all of the following:

  •
  the title and aggregate number of the other warrants;

  •
  the offering price of the other warrants;

  •
  the material risk factors of the other warrants;

  •
  the warrant property of the other warrants;

  •
  the procedures and conditions relating to the exercise of the other warrants;

  •
  the date on which the right to exercise the other warrants will commence and the date on which that right will expire;

  •
  the identity of the other warrant agent for the other warrants;

  •
  whether the certificates evidencing the other warrants will be issuable in definitive registered form or global form or both;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the other warrants; and

  •
  any other terms of the other warrants, including any terms that may be required or advisable under applicable law.

        The other warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable warranty property, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the other warrants and will be more fully described in the accompanying prospectus supplement.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended, to which we refer as ERISA, should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the offered securities. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

        Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended, to which we refer as the Code, prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan's investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under non-U.S. federal, state or local law ("similar law"). Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

        We, directly or through our affiliates, may be considered a "party in interest" or a "disqualified person" to a large number of plans. A purchase of offered securities by any such plan would be likely to result in a prohibited transaction between us and the plan.

        Accordingly, unless otherwise provided in the related prospectus supplement, offered securities may not be purchased, held or disposed of by any plan or any other person investing "plan assets" of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following statutory exemptions, Prohibited Transaction Class Exemptions, to which we refer as PTCE, issued by the United States Department of Labor or a similar exemption or exception applies to such purchase, holding and disposition:

  •
  PTCE 96-23 for transactions determined by in-house asset managers;

  •
  PTCE 95-60 for transactions involving insurance company general accounts;

  •
  PTCE 91-38 for transactions involving bank collective investment funds;

  •
  PTCE 90-1 for transactions involving insurance company separate accounts; or

  •
  PTCE 84-14 for transactions determined by independent qualified professional asset managers.

        In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any plan involved in the transaction, and provided further that the plan pays no more than "adequate consideration" in connection with the transaction (the "service provider exemption").

        Unless otherwise provided in the related prospectus supplement, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to us on each day including the dates of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

          (a)   it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing securities or interest therein on behalf of, or with "plan assets" of, any such plan;

          (b)   its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempt from the prohibited transaction provisions of ERISA and the Code by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the service provider exemption, or another applicable exemption; or

          (c)   it is a governmental plan (as defined in Section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited under any similar law.

        Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the exemptions listed above.

        Please consult the accompanying prospectus supplement for further information with respect to a particular offering of securities.

TAXATION

Certain U.S. Federal Income Tax Consequences

        The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of the debt securities covered by this prospectus. This summary does not address United States federal income tax considerations that may be relevant to persons considering the purchase of the preferred shares, depositary shares, common shares, securities warrants, currency warrants or other warrants covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of preferred shares, depositary shares, common shares, securities warrants, currency warrants or other warrants, please refer to the accompanying prospectus supplement. This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations.

        This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar. Further, this summary does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of such holder's particular circumstances. Prospective purchasers of debt securities should review the accompanying prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities, including any floating rate debt securities, amortizing debt securities, indexed debt securities or foreign currency debt securities (defined below).

        As used herein, the term "United States Holder" means a beneficial owner of a debt security that is (i) a citizen or resident of the United States; (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes), that was established under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds debt securities, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors. As used herein, the term "Non-United States Holder" means a beneficial owner of a debt security that is not a United States Holder and is not a partnership.

Tax Consequences to United States Holders

        Payments of Interest.    Payments of qualified stated interest (as defined below under "—Original Issue Discount") on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States Holder's method of tax accounting).

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be denominated in U.S. dollars and payments of principal of, and interest on, debt securities will be made in U.S. dollars. Debt securities may be denominated in a currency other than U.S. dollars, which we refer to as foreign currency debt securities. If such payments of interest are made with respect to a foreign currency debt security, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the United States Holder's taxable year) or, at the accrual-basis United States Holder's election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A United States Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service, or IRS. A United States Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a foreign currency debt security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security.

        Purchase, Sale, Exchange and Retirement of Debt Securities.    A United States Holder's tax basis in a debt security generally will equal the cost of such debt security to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest (as defined below) made on such debt security.

        In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a foreign currency debt security that is traded on an established securities market, a cash-basis United States Holder (and, if it so elects, an accrual-basis United States Holder) will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States Holder's tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a specified currency will be determined in the manner described under "—Original Issue Discount" and "—Premium and Market Discount" below. The conversion of U.S. dollars to a specified currency and the immediate use of the specified currency to purchase a foreign currency debt security generally will not result in taxable gain or loss for a United States Holder.

        Upon the sale, exchange or retirement of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the United States Holder's tax basis in such debt security. If a United States Holder receives a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a foreign currency debt security that is traded on an established securities market, a cash-basis United States Holder and, if it so elects, an accrual-basis United States Holder will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to accrual-basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

        Except as discussed below with respect to market discount, short-term debt securities (as defined below) and foreign currency gain or loss, gain or loss recognized by a United States Holder generally will be long-term capital gain or loss if the United States Holder has held the debt security for more than one year at the time of disposition. Long-term capital gains recognized by an individual United States Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

        Gain or loss recognized by a United States Holder on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

        Original Issue Discount.    United States Holders of debt securities with original issue discount, or OID, generally will be subject to the special tax accounting rules for obligations issued with OID provided by the Code and certain regulations promulgated thereunder, which we refer to as the OID Regulations. Debt securities issued with OID will be referred to as original issue discount debt securities. Notice will be given in the accompanying prospectus supplement when we determine that a particular debt security is an original issue discount debt security. United States Holders of such original issue discount debt securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

        A debt security will generally be considered to be issued with OID if its stated redemption price at maturity (as defined below) exceeds its issue price (as defined below) by more than a de minimis amount (generally, 0.25% of such stated redemption price multiplied by the number of complete years to maturity). The "stated redemption price at maturity" of a debt security is generally the sum of all payments to be made on the debt security other than payments of qualified stated interest. "Qualified stated interest" is generally stated interest that is unconditionally payable in cash or in property (other than our debt instruments) at least annually during the entire term of a debt security at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The "issue price" of each debt security in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold to the public (ignoring sales to underwriters, placement agents or wholesalers).

        In general, each United States Holder of an original issue discount debt security, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the debt security for all days during the taxable year that the United States Holder owns the debt security. The daily portions of OID on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial United States Holder, the amount of OID on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the adjusted issue price (as defined below) of the original issue discount debt security at the beginning of the accrual period by the yield to maturity (as defined below) of such original issue discount debt security (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The "yield to maturity" of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of such debt security. The "adjusted issue price" of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such debt security in all prior accrual periods. As a result of this "constant-yield" method of including OID in income, the amounts includible in income by a United States Holder in respect of an original issue discount debt security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

        A United States Holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by such United States Holder for such debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the United States Holder, the United States Holder making such election will also be deemed to have made the election (discussed below under "—Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant-yield basis.

        In the case of an original issue discount debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above, and (b) translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a United States Holder's taxable year) or, at the United States Holder's election (as described above under "—Payments of Interest"), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, a United States Holder of an original issue discount debt security that is also a foreign currency debt security may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar original issue discount debt security denominated in U.S. dollars. All payments on an original issue discount debt security (other than payments of qualified stated interest) will generally be viewed first as payments of previously accrued OID (to the extent thereof), with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the original issue discount debt security), a United States Holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the original issue discount debt security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

        A subsequent United States Holder of an original issue discount debt security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or an initial United States Holder that purchases an original issue discount debt security at a price other than the debt security's issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the United States Holder acquires the original issue discount debt security at a price greater than its adjusted issue price, such holder is required to reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

        Floating rate debt securities generally will be treated as "variable rate debt instruments" under the OID Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as "qualified stated interest" and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a "variable rate debt instrument", such debt security will be subject to special rules, which we refer to as the Contingent Payment Regulations, that govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as Contingent Debt Obligations. Prospective purchasers of floating rate debt securities should carefully examine the accompanying prospectus supplement to see if the Company has determined that such debt securities constitute Contingent Debt Obligations. If it has, they should consult their own tax advisors with respect to the tax consequences to them of such obligations.

        Certain of the debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the accompanying prospectus supplement. Debt securities containing such features, in particular original issue discount debt securities, may be subject to special rules that differ from the general rules discussed above. Purchasers of debt securities with such features should carefully examine the accompanying prospectus supplement and should consult their own tax advisors with respect to such debt securities because the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased debt securities.

        Premium and Market Discount.    A United States Holder of a debt security that purchases the debt security at a cost greater than its remaining redemption amount (as defined in the third preceding paragraph) will be considered to have purchased the debt security at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by the United States Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. Original issue discount debt securities purchased at a premium will not be subject to the OID rules described above.

        In the case of premium in respect of a foreign currency debt security, a United States Holder should calculate the amortization of such premium in the specified currency. Amortization deductions attributable to a period reduce interest income attributable to payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by the United States Holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates such premium is recovered through interest payments on the debt security and the exchange rate on the date on which the United States Holder acquired the debt security.

        With respect to a United States Holder that does not elect to amortize such premium, the amount of such premium will be included in the United States Holder's tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as a capital loss when the debt security matures.

        If a United States Holder of a debt security purchases the debt security at a price that is lower than its remaining redemption amount or, in the case of an original issue discount debt security, its adjusted issue price, by at least 0.25% of its remaining redemption amount (or adjusted issue price) multiplied by the number of remaining whole years to maturity, the debt security will be considered to have "market discount" in the hands of such United States Holder. In such case, gain realized by the United States Holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder. In addition, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of such debt security or, at the election of the United States Holder, under a constant yield method. Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that the debt security is disposed of by the United States Holder.

        A United States Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a United States Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the United States Holder's taxable year). Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

        Short-Term Debt Securities.    The rules set forth above will also generally apply to debt securities having maturities of not more than one year, which we refer to as short-term debt securities, but with modifications, certain of which are summarized below:

        First, the OID Regulations treat none of the interest on a short-term debt security as qualified stated interest. Thus, all short-term debt securities will be original issue discount debt securities. OID will be treated as accruing on a short-term debt security ratably or, at the election of a United States Holder, under a constant yield method.

        Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the short-term debt security as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a United States Holder may be required to defer the deduction of interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period the United States Holder held the debt security. Notwithstanding the foregoing, a cash-basis United States Holder of a short-term debt security may elect to accrue OID into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A United States Holder using the accrual method of tax accounting and certain cash-basis United States Holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include OID on a short-term debt security in income on a current basis.

        Third, any United States Holder (whether cash or accrual basis) of a short-term debt security can elect to accrue the "acquisition discount," if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding.

        Finally, the market discount rules will not apply to a short-term debt security.

        Debt Securities Providing for Contingent Payments.    The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. Prospective purchasers of debt securities should carefully examine the accompanying prospectus supplement to see if we have determined that such debt securities constitute Contingent Debt

Obligations. If we have, prospective purchasers should consult their own tax advisors with respect to the tax consequences to them of such obligations.

        Information Reporting and Backup Withholding.    The issuing and paying agent will be required to file information returns with the IRS with respect to payments made to United States Holders of debt securities unless an exemption exists. In addition, United States Holders who are not exempt will be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the issuing and paying agent. All individuals are subject to these requirements. In general, corporations, tax-exempt organizations and individual retirement accounts are exempt from these requirements.

        Reportable Transactions.    A United States taxpayer that participates in a "reportable transaction" will be required to disclose its participation to the IRS. Under the relevant rules, if the debt securities are denominated in a foreign currency, a United States Holder may be required to treat a foreign currency exchange loss from the debt securities as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year, if the United States Holder is an individual or trust, or higher amounts for other nonindividual United States Holders), and to disclose its investment by filing Form 8886 with the IRS. A penalty in the amount of $10,000 in the case of a natural person and $50,000 in all other cases is generally imposed on any taxpayer that fails to timely file an information return with the IRS with respect to a transaction resulting in a loss that is treated as a reportable transaction. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

Tax Consequences to Non-United States Holders

        Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding and foreign accounts:

          (a)   no withholding of United States federal income tax generally will be required with respect to the payment by us or any issuing and paying agent of principal or interest (which for purposes of this discussion includes OID) on a debt security owned by a Non-United States Holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a debt security is described in section 881(c)(3)(A) of the Code, (iv) in the case of a registered debt security, the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-United States Holder in compliance with applicable requirements, generally made, under current procedures, on IRS Form W-8BEN or W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that is it a Non-United States Holder), and (v) neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is a United States Holder;

          (b)   a Non-United States Holder will generally not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a debt security, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or, (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met;

          (c)   a debt security beneficially owned by an individual who at the time of death is a Non-United States Holder will generally not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such debt security would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

        If a Non-United States Holder is subject to withholding at a rate in excess of a reduced rate for which such holder is eligible under a tax treaty or otherwise, such holder may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the debt securities.

        Notwithstanding the foregoing, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest income that is effectively connected with its U.S. trade or business. In addition, under certain circumstances, effectively connected interest income of a corporate Non- United States Holder may be subject to a "branch profits" tax imposed at a 30% rate. A Non-United States Holder with effectively connected income will, however, generally not be subject to withholding tax on interest income if, under current procedures, it delivers a properly completed IRS Form W-8ECI.

        United States information reporting requirements and backup withholding tax will not apply to payments on a debt security if the beneficial owner (1) certifies its Non-United States Holder status under penalties of perjury, generally made, under current procedures, on IRS Form W-8BEN or W-8BEN-E, or satisfies documentary evidence requirements for establishing that it is a Non-United States Holder, or (2) otherwise establishes an exemption.

        Information reporting requirements will generally not apply to any payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of a foreign broker, provided that such broker derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for United States federal income tax purposes, and is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States Holders or is engaged in the conduct of a United States trade or business.

        Backup withholding tax will generally not apply to the payment of the proceeds of the sale of a debt security effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a debt security by the U.S. office of a broker, unless the beneficial owner certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption.

        The rules regarding withholding, backup withholding and information reporting for Non-United States Holders are complex, may vary depending on a holder's particular situation, and are subject to change. Non-United States Holders should accordingly consult their own tax advisors as to the specific methods to use and forms to complete to satisfy these rules.

Foreign Accounts

        A United States law enacted in 2010 and commonly referred to as FATCA potentially imposes a withholding tax of 30% on payments of (i) interest on a debt obligation of a United States issuer and (ii) after December 31, 2018, gross proceeds from the sale or other disposition of such a debt obligation, in each case made to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government (or is required by applicable local law) to collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution or (b) a non-United States entity (as a beneficial owner) that is not a financial institution unless such entity provides the withholding agent with a certification that it does not have any substantial United States owners or that identifies its substantial United States owners, which generally includes any specified United States person that directly or indirectly owns more than a specified percentage of such entity. FATCA applies to the debt securities. United States Holders that will hold the debt securities through a non-United States intermediary and Non-United States Holders are urged to consult their own tax advisors regarding foreign account tax compliance.

European Union Directive on Taxation of Certain Interest Payments

        Under Council Directive 2003/48/EC on the taxation of savings income (the "Savings Directive"), each Member State of the European Union is required to provide to the tax authorities of another such Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria will (unless during such period it elects otherwise) instead operate a withholding system in relation to such payments. The rate of withholding is 35%. However, the beneficial owner of the interest (or similar income) payment may elect that certain provision of information procedures should be applied instead of withholding. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

        A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted similar measures to the Savings Directive

        The Council of the European Union has adopted a Directive amending the Savings Directive (the "Amending Directive") which, when implemented, will broaden the Savings Directive's scope. The Member States will have until January 1, 2016 to adopt national legislation necessary to comply with the Amending Directive, which legislation must apply from January 1, 2017. The changes made under the Amending Directive include extending the scope of the Savings Directive to payments made to, or secured for, certain other entities and legal arrangements (including certain trusts and partnerships), where certain conditions are satisfied. They also broaden the definition of "interest payment" to cover certain additional types of income. Investors who are in any doubt as to their position should consult their professional advisers.

        However, the European Commission has proposed the repeal of the Savings Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other Member States (subject to on-going requirements to fulfill administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of taxation (as amended by Council Directive 2014/107/EU). The proposal also provides that, if it proceeds, Member States will not be required to apply the new requirements of the Amending Directive.

        If a payment under a note were to be made and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive (as amended from time to time) or any law implementing or complying with, or introduced in order to conform to, such Directive, neither the Company nor any other person would be obliged to pay additional amounts under the terms of such note as a result of the imposition of such withholding tax.

The Proposed Financial Transactions Tax

        The European Commission has published a proposal (the "Commission's Proposal") for a Directive for a common financial transactions tax ("FTT") in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovenia, Slovakia and Spain (the "participating Member States").

        The Commission's Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of the notes should, however, be exempt.

        Under the Commission's Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

        Joint statements issued by several participating Member States indicate an intention to implement the FTT by January 1, 2016. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time in one or more of the following ways:

  •
  to or through underwriters or dealers;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  through a combination of any such methods of sale.

        The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price of the offered securities and the proceeds to us from their sale;

  •
  any underwriting discounts or sales agents' commissions and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which those securities may be listed.

        Only underwriters or agents named in the accompanying prospectus supplement are deemed to be underwriters or agents in connection with the securities offered thereby.

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and unless otherwise specified in the accompanying prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by such accompanying prospectus supplement relating to that series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may also sell securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of the offered securities will be named in the accompanying prospectus supplement, and any commissions payable by us to that agent will be set forth in the accompanying prospectus supplement. Unless otherwise indicated in such accompanying prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in an accompanying prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities, which offers provide for payment and delivery on a future date specified in such accompanying prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements.

        Institutional investors to which offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any purchasers pursuant to delayed delivery and payment arrangements will only be subject to the following two conditions:

  •
  the purchase by an institution of the particular securities will not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which that institution is subject; and

  •
  if the particular securities are being sold to underwriters, we will have sold to those underwriters the total principal amount or number of those securities less the principal amount or number thereof, as the case may be, covered by such arrangements.

        Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance of us or institutional investors thereunder.

        In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make in that respect. Underwriters and agents or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of business.

 LEGAL MATTERS

        The validity of the securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

        Our financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$3,650,000,000

$1,500,000,000    2.200% Notes due October 30, 2020

$500,000,000 Floating Rate Notes due October 30, 2020

$1,650,000,000    3.000% Notes due October 30, 2024

American Express Company

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	Wells Fargo Securities

October 23, 2017